Exhibit 10.18

November 15, 2018

Mr. Dmitry Zakharchenko

127 Wards Ridge Drive

Cary, NC 27513

Email: dvzl23@gmail.com

Dear Dmitry:

On behalf of ThinCI (hereafter referred to as “ThinCI” or “the Company”), I am pleased to offer you exempt regular employment as the Vice President of R&D and Product Development reporting to Dinakar Munagala on a full-time basis, starting on November 30, 2018. You will work from your home until an office is established in the Raleigh area. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full time or part-time) that would create a conflict of interest with the Company. By signing this letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Should you accept our offer, ThinCI will pay you $275,000 on an annualized basis for your services, less deductions required by law, in accordance with our normal payroll practices. You will be paid by ThinCI on a semi-monthly basis, on the 15th and the last day of the month.

In addition, we are offering you a sign-on bonus of $30,000. This bonus will be payable within 45 days of your start date. If before the completion of 1 year of employment you voluntarily leave employment at ThinCI, you must repay this sign-on bonus.

As a condition of your employment, you will be required to travel to Thinci’s El Dorado Hills, California or Hyderabad, India offices an average of one week per month.

As a regular employee of the Company, you will be entitled to participate in a number of Company-sponsored benefits, including paid vacation in accordance with the Company’s vacation policy, as in effect from time to time. Additional information regarding the employment policies of the Company is set forth in our Employee Handbook, a copy of which will be available to you when you begin work.

We will recommend to the Board of Directors that you be granted 150,000 stock options. Details of the stock program, including vesting and exercise price, will be as set forth in the grant agreement provided to you after Board approval.

ThinCI employs its employees at will, meaning that either you or the Company may terminate the employment relationship at any time, with or without cause and with or without notice. Should you join us, ThinCI will employ you on an at-will basis and apply to you the same policies and procedures applicable to its employees generally. We may, in our discretion, determine other terms and conditions of your employment, including, but not limited, to, work assignments and work schedules, and may modify any terms and conditions of employment at any time, including your base salary or base pay rate. Except for the CEO of the Company, no manager or other representative of ThinCI has authority to agree on behalf of the Company to employ any employee for any specific period of time, to employ any employee on other than an at-will basis, or to limit the Company’s right to modify the terms and conditions of your employment Any agreement to employ any employee for any specific period of time, to employ any employee on other than an at-will basis, or to limit ThinCI’s right to modify the terms and conditions of your employment, is binding only if signed by you and the CEO of the Company. Any contrary representations that may have been made to you are superseded by this letter. This is the full and complete agreement between you and the Company on the term of your employment.

All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

Employees of ThinCI may work with and/or develop information which is considered confidential by the Company. Thus, like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

This letter and Exhibit A supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter and the resolution of any disputes as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in [Santa Clara County], California in connection with any Dispute or any claim related to any Dispute.

Your offer is contingent upon completing ThinCI’s Employment Application and successful completion of reference checks and background investigation. Finally, in accordance with federal law, ThinCI requires all employees to present proof of their right to work in the United States prior to commencing work. Please be prepared to present documents demonstrating your right to work on or before your first day of work.

We are excited about the prospect of working with you and hope that you will decide to join us. In order to memorialize your acceptance of our offer, please sign this letter in the designated space below and return it, and a signed copy of Exhibit A, to me by November 21, 2018. If we do not hear from you by November 21, 2018, our offer will expire at the close of business on that date.

If you have any questions about our offer or employment at ThinCI in general, I encourage you to contact me at your convenience.

Sincerely,

/s/ Richard Janney

Richard Janney
CFO

I accept the offer of employment set forth above.

/s/ Dmitry Zacharchenko	11/20/2018
Dmitry Zakharchenko	Date

Start Date

Attachment Exhibit A:

Proprietary Information and Inventions Agreement